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                              LEHMAN BROTHERS INC.
                          THREE WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10285

                                                                 January 7, 1994


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

         I am General Counsel of Lehman Brothers Inc., a Delaware corporation (the "Company"). A Registration Statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), was filed by the Company with the Securities and Exchange Commission on the date hereof. The Registration Statement relates to the registration of up to $800,000,000 principal amount of senior subordinated debt securities (the "Debt Securities") which the Company may offer from time to time in one or more series.

         In that connection, I or members of my staff have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and instruments relating to the Company as I have deemed relevant and necessary to the formation of the opinion hereinafter set forth. In such examination, I have assumed the genuineness and authenticity of all documents examined by me or members of my staff and all signatures thereon, the legal capacity of all persons executing such documents, the conformity to originals of all copies of documents submitted to us and the truth and correctness of any representations and warranties contained therein.

         Based upon the foregoing, I am of the opinion that the Debt Securities are duly authorized, the indenture dated as of June 14, 1989 (the "Indenture") between the Company and Continental Bank, National Association, as Trustee (the "Trustee"), pursuant to which the Debt Securities will be issued, has been duly executed and delivered, and, when the Debt Securities are duly executed by the Company, the Ninth Supplemental Indenture between the Company and the Trustee is duly executed and delivered, the Debt Securities are authenticated by the Trustee in accordance with the terms of the Indenture and are issued and delivered against payment therefor, such Debt Securities will be legally issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and by an implied covenant of good faith and fair dealing.


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Letter to Securities and Exchange Commission
January 7, 1994
Page 2


         In rendering this opinion, I express no opinion as to the laws of any jurisdiction other than the State of New York, the General Corporation Law of the State of Delaware and laws of the United States of America.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Opinions" in the Registration Statement, without admitting that I am an "expert" under the Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,



David Marcus
General Counsel